Exhibit 99.1

February 21, 2018	Analyst Contact:	Meredith Bartlett
Megan Bloyed 918-947-7011
	Media Contact:	Jennifer Rector 918-947-7571
ONE Gas Announces Fourth-quarter
and Full-year 2017 Financial Results

Analysts’ call and webcast scheduled tomorrow, Feb. 22, at 11 a.m. EST

TULSA, Okla. - Feb. 21, 2018 - ONE Gas, Inc. (NYSE: OGS) today announced its fourth-quarter and full-year 2017 financial results, which included diluted earnings per share of $0.89 and $3.08, respectively.

Highlights include:

•	Fourth-quarter 2017 net income increased to $47.1 million, or $0.89 per diluted share, compared with $42.3 million, or $0.80 per diluted share, in the fourth quarter 2016;

•	Full-year 2017 net income also increased to $163.0 million, or $3.08 per diluted share, compared with $140.1 million, or $2.65 per diluted share, in 2016;

•
Full-year 2017 results include a $0.10 per share contribution from adoption of the share-based compensation accounting standard in the first quarter of 2017. Full-year 2017 and fourth-quarter 2017 results include a $0.07 per share contribution from the accounting authority order approved by the Kansas Corporation Commission and a $0.04 per share negative impact from federal tax reform;

•	Full-year 2017 capital expenditures were $356.4 million, compared with $309.0 million in 2016;

•
On Jan. 16, 2018, the company increased its quarterly dividend 4 cents to 46 cents per share, or $1.84 per share on an annualized basis, payable on Mar. 9, 2018, to shareholders of record at close of business Feb. 23, 2018; and

•	On Jan. 16, 2018, the company announced that its 2018 net income is expected to be in the range of $156 million to $168 million, or $2.96 to $3.20 per diluted share.

“In 2017, we continued to invest in the reliability of our systems to safely deliver natural gas, a key energy source for our more than 2 million customers,” said Pierce H. Norton II, president and chief executive officer. “Now that tax reform legislation is final, we look forward to working with our regulators to ensure our customers benefit from the lower tax rate.”

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ONE Gas Announces Fourth-quarter And Full-year 2017 Financial Results

February 21, 2018

FOURTH-QUARTER 2017 FINANCIAL PERFORMANCE

ONE Gas reported operating income of $89.5 million in the fourth quarter 2017, compared with $78.5 million in the fourth quarter 2016.

Net margin increased by $9.0 million compared with fourth quarter 2016, which primarily reflects:

•	A $6.7 million increase from new rates primarily in Texas and Kansas; and

•	A $2.1 million increase due to higher transportation volumes from customers in Kansas and Oklahoma.

Fourth-quarter 2017 operating costs were $124.3 million, compared with $127.6 million in the fourth quarter 2016, which primarily reflects:

•	A $5.9 million decrease in expenses from recording a regulatory asset as a result of the manufactured gas plant accounting order in Kansas;

•	A $4.0 million decrease in environmental remediation costs; and

•	A $1.3 million decrease in outside service expenses; offset partially by

•	A $6.9 million increase in employee-related expenses.

Fourth-quarter 2017 depreciation and amortization expense was $38.6 million, compared with $37.3 million in the fourth quarter 2016, due primarily to an increase in depreciation expense from capital investments placed in service.

Capital expenditures were $107.3 million for the fourth quarter 2017, compared with $77.7 million in the fourth quarter 2016, due primarily to increased system integrity activities and extending service to new areas.

Fourth-Quarter 2017 Key Statistics: More detailed information is listed on page 14 in the tables.

•	Actual heating degree days across the company’s service areas were 3,604 in the fourth quarter 2017, 8 percent warmer than normal and 12 percent colder than the same period last year;

•	Actual heating degree days in the Oklahoma service area were 1,272 in the fourth quarter 2017, 2 percent warmer than normal and 14 percent colder than the same period last year;

•	Actual heating degree days in the Kansas service area were 1,744 in the fourth quarter 2017, 9 percent warmer than normal and 12 percent colder than the same period last year;

•	Actual heating degree days in the Texas service area were 588 in the fourth quarter 2017, 19 percent warmer than normal and 6 percent colder than the same period last year;

•	Residential natural gas sales volumes were 37.2 billion cubic feet (Bcf) in the fourth quarter 2017, up 4 percent compared with the same period last year;

•	Total natural gas sales volumes were 48.7 Bcf in the fourth quarter 2017, up 3 percent compared with the same period last year;

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ONE Gas Announces Fourth-quarter And Full-year 2017 Financial Results

February 21, 2018

•	Natural gas transportation volumes were 53.0 Bcf in the fourth quarter 2017, down 1 percent compared with the same period last year; and

•	Total natural gas volumes delivered were 101.7 Bcf in the fourth quarter 2017, up 1 percent compared with the same period last year.

FULL-YEAR 2017 FINANCIAL PERFORMANCE

Full-year 2017 operating income was $299.5 million, compared with $269.1 million in 2016.

Net margin increased by $39.7 million compared with last year, which primarily reflects:

•	A $26.7 million increase from new rates primarily in Texas and Kansas;

•	A $5.3 million increase from the impact of weather normalization mechanisms, which offset warmer than normal weather in 2017;

•	A $3.8 million increase due primarily to higher transportation volumes from customers in Kansas and Oklahoma; and

•	A $3.4 million increase attributed to net residential customer growth in Oklahoma and Texas.

2017 operating costs were $473.7 million, compared with $472.5 million in 2016, which primarily reflects:

•	An $8.4 million increase in employee-related expenses resulting from higher labor and compensation costs;

•
A $2.9 million increase from the deferral of certain information technology services incurred with the separation from ONEOK, which was approved in 2016 as a regulatory asset in Oklahoma, and a deferral of regulatory expenses incurred previously in the fourth quarter of 2016, which was approved in the West Texas rate case as a regulatory asset;

•	A $1.9 million increase in bad debt expense; and

•	A $1.2 million increase in information technology expenses; offset partially by

•	A $5.9 million decrease in expenses from recording a regulatory asset as a result of the manufactured gas plant accounting order in Kansas;

•	A $4.0 million decrease related to higher environmental remediation costs in 2016; and

•	A $3.4 million decrease in legal-related expenses.

Full-year 2017 depreciation and amortization expense was $151.9 million, compared with $143.8 million in 2016, due primarily to an $11.0 million increase in depreciation expense from capital investments placed in service, offset partially by a decrease in the amortization of other post-employment benefit deferrals in Kansas.

Full-year 2017 capital expenditures were $356.4 million, compared with $309.0 million in 2016, due primarily to increased expenditures for system integrity and extending service to new areas.

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ONE Gas Announces Fourth-quarter And Full-year 2017 Financial Results

February 21, 2018

The company ended the fourth quarter 2017 with $14.4 million of cash and cash equivalents, $357.2 million in commercial paper, no short-term borrowings and $2.1 million in letters of credit, leaving $340.7 million of credit available under its $700 million credit facility. The total debt-to-capitalization ratio at Dec. 31, 2017, was 44 percent, and the ratio of long-term debt-to-capitalization was 38 percent.

> View earnings tables

REGULATORY UPDATE

Oklahoma

In March 2017, Oklahoma Natural Gas filed its first annual Performance-Based Rate Change (PBRC) following the general rate case that was approved in January 2016. The filing was based on a calendar test year of 2016. The PBRC filing demonstrated that Oklahoma Natural Gas was earning within the allowed return on equity range of 9.0 to 10.0 percent. Therefore, Oklahoma Natural Gas did not seek a modification to base rates. The filing also requested an energy-efficiency program true-up and a utility incentive adjustment of approximately $1.9 million.

A joint stipulation and settlement agreement was approved by the Oklahoma Corporation Commission (OCC) in August 2017. As required, PBRC filings are made annually in March, until the next general rate case, which is currently required to be filed on or before June 30, 2021, based on a calendar test year of 2020.

Tax Reform:

In December 2017, the Oklahoma Attorney General filed a motion on behalf of customers in Oklahoma requesting that the OCC take action for an immediate reduction in rates and protection of ratepayers' interests. On January 9, 2018, the OCC approved an order directing Oklahoma Natural Gas to record a deferred liability beginning on the effective date of the order to reflect the reduced federal corporate tax rate of 21 percent and the associated savings in excess accumulated deferred income tax (ADIT) and any other tax implications of the Tax Cuts and Jobs Act of 2017 on an interim basis subject to refund until utility rates are adjusted to reflect the federal tax savings and a final order is issued in Oklahoma Natural Gas' next scheduled PBRC proceeding. The order also directs Oklahoma Natural Gas, to the extent not already accrued for in its current PBRC tariff, to accrue interest at a rate equivalent to its cost of capital as recognized in the most recent PBRC filing on the amounts of any refunds determined to be owed to customers until issuance of a final order in the upcoming PBRC proceeding.

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ONE Gas Announces Fourth-quarter And Full-year 2017 Financial Results

February 21, 2018

Kansas

In August 2017, Kansas Gas Service filed a request for interim rate relief under the Gas System Reliability Surcharge (GSRS) for an increase of approximately $2.9 million. In November 2017, the Kansas Corporation Commission (KCC) approved the increase, and new rates became effective December 2017.

In April 2017, Kansas Gas Service filed an application with the KCC seeking approval of an Accounting Authority Order (AAO) associated with the costs incurred at and nearby 12 former manufactured gas plant (MGP) sites. Kansas Gas Service either owns or retains responsibility for certain environmental conditions at the MGP sites. In October 2017, Kansas Gas Service, the KCC staff and the Citizens' Utility Ratepayer Board (CURB) filed a unanimous settlement agreement with the KCC allowing Kansas Gas Service to defer and seek recovery of former MGP costs (costs that are necessary for investigation and remediation at the 12 former MGP sites) incurred after January 1, 2017, up to a cap of $15.0 million, net of any related insurance recoveries. Costs approved in a future rate proceeding would then be amortized over a 15-year period. The unamortized amounts will not be included in rate base or accumulate carrying charges. At the time future investigation and remediation work, net of any related insurance recoveries, is expected to exceed $15.0 million, Kansas Gas Service will be required to file an application with the KCC for approval to increase the $15.0 million cap. The KCC issued an order approving the settlement agreement in November 2017. A regulatory asset of approximately $5.9 million was recorded for estimated costs that were accrued at January 1, 2017.

Tax Reform:

On January 18, 2018, the KCC opened a general investigation for the purposes of examining the financial impact of the Tax Cuts and Jobs Act of 2017 on regulated public utilities operating in Kansas. The KCC also granted a KCC Staff recommendation: (1) to issue an AAO requiring utilities to track and accumulate, in a deferred revenue account, the portion of their revenue that results from the use of a 35 percent federal corporate tax rate for their last KCC-approved revenue determination instead of the new lower federal corporate tax rate; (2) that the deferrals commence on the effective date of the new federal corporate tax rate; (3) that the KCC express its intent to capture excess ADIT in a manner consistent with the tax normalization rules; and (4) that the portion of current rates affected by federal tax reform should be considered interim and subject to refund with interest compounded monthly at the rate for customer deposits, until the KCC has an opportunity to evaluate the reasonableness of those rates with new lower federal tax rates.

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ONE Gas Announces Fourth-quarter And Full-year 2017 Financial Results

February 21, 2018

Texas

Rio Grande Valley Service Area:

In January 2018, Texas Gas Service reached a settlement with the Texas Railroad Commission (RRC) staff in the unincorporated areas of the Rio Grande Valley service area. This settlement, if approved by the RRC, will result in an increase in revenues of $0.5 million with new rates expected to be effective by April 2018. The underlying revenue requirement reflects a corporate income tax rate of 21 percent and requires Texas Gas Service to calculate, defer and begin refunding to customers the rate reductions resulting from federal tax reform that would have occurred between January 1, 2018, and the effective date of the new rates.

In June 2017, Texas Gas Service filed a rate case for customers in the incorporated areas of its Rio Grande Valley service area. Texas Gas Service and the cities in the Rio Grande Valley service area agreed to an increase of $3.6 million, and new rates became effective in October 2017.

West Texas Service Area:

In March 2017, Texas Gas Service made filings under the Gas Reliability Infrastructure Program (GRIP) for all customers in the West Texas service area. The RRC and the cities approved an increase of $4.3 million, and new rates went into effect in July 2017.

Central Texas Service Area:

In March 2017, Texas Gas Service made filings under the GRIP for all customers in the consolidated Central Texas service area. The RRC and cities approved an increase of $4.9 million, and new rates became effective in June 2017.

Other Service Areas:

In the normal course of business, Texas Gas Service has received approval for increases totaling $1.4 million in 2017 for rate relief under the GRIP and cost-of-service adjustments in other Texas jurisdictions to address investments in rate base and changes in expenses.

Tax Reform:

On January 23, 2018, the RRC directed Commission staff to analyze the impact of the Tax Cuts and Jobs Act of 2017 on current gas utility rates and to develop recommendations to ensure that, beginning January 1, 2018, all gas utility customers in Texas receive the full benefit of federal tax reform.

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ONE Gas Announces Fourth-quarter And Full-year 2017 Financial Results

February 21, 2018

2018 FINANCIAL GUIDANCE

On Jan. 16, 2018, ONE Gas announced that its 2018 net income is expected to be in the range of $156 million to $168 million, or $2.96 to $3.20 per diluted share.

Capital expenditures are expected to be $375 million in 2018, with 70 percent of these expenditures targeted for system integrity and replacement projects.

Rate base in 2018 is expected to average $3.4 billion, with 42 percent in Oklahoma, 30 percent in Kansas and 28 percent in Texas. ONE Gas expects to achieve a 7.3 percent return on equity in 2018, which is calculated consistent with utility ratemaking in each jurisdiction.

EARNINGS CONFERENCE CALL AND WEBCAST

The ONE Gas executive management team will conduct a conference call on Thurs., Feb. 22, 2018, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on the ONE Gas website.

To participate in the telephone conference call, dial 888-503-8177, pass code 3532413, or log on to www.onegas.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the ONE Gas website, www.onegas.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 3532413.

LINK TO EARNINGS TABLES

http://www.onegas.com/~/media/OGS/Earnings/2017/Q4_17_OGS-X43xOd2Wwdq9XQ.ashx
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ONE Gas, Inc. (NYSE: OGS) is a stand-alone, 100-percent regulated natural gas utility, and trades on the New York Stock Exchange under the symbol “OGS.” ONE Gas is included in the S&P MidCap 400 Index, and is one of the largest natural gas utilities in the United States.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas.

ONE Gas is headquartered in Tulsa, Okla., and its divisions include Oklahoma Natural Gas, the largest natural gas distributor in Oklahoma; Kansas Gas Service, the largest in Kansas, and Texas Gas Service, the third largest in Texas, in terms of customers.

Its largest natural gas distribution markets by customer count are Oklahoma City and Tulsa, Okla.; Kansas City, Wichita and Topeka, Kan.; and Austin and El Paso, Texas. ONE Gas serves residential, commercial, industrial, transportation and wholesale customers in all three states.

For more information, visit the website at http://www.ONEGas.com.

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ONE Gas Announces Fourth-quarter And Full-year 2017 Financial Results

February 21, 2018

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.
Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.
One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	our ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our regulated rates;

•	our ability to manage our operations and maintenance costs;

•	changes in regulation of natural gas distribution services, particularly those in Oklahoma, Kansas and Texas;

•	the economic climate and, particularly, its effect on the natural gas requirements of our residential and commercial industrial customers;

•	competition from alternative forms of energy, including, but not limited to, electricity, solar power, wind power, geothermal energy and biofuels;

•	conservation efforts of our customers;

•	variations in weather, including seasonal effects on demand, the occurrence of storms and disasters, and climate change;

•
indebtedness could make us more vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantage compared with competitors;

•
our ability to secure reliable, competitively priced and flexible natural gas transportation and supply, including decisions by natural gas producers to reduce production or shut-in producing natural gas wells and expiration of existing supply, and transportation and storage arrangements that are not replaced with contracts with similar terms and pricing;

•	the mechanical integrity of facilities operated;

•	operational hazards and unforeseen operational interruptions;

•	adverse labor relations;

•	the effectiveness of our strategies to reduce earnings lag, margin protection strategies and risk mitigation strategies;

•	our ability to generate sufficient cash flows to meet all our cash needs;

•
changes in the financial markets during the periods covered by the forward-looking statements, particularly those affecting the availability of capital and our ability to refinance existing debt and fund investments and acquisitions;

•	actions of rating agencies, including the ratings of debt, general corporate ratings and changes in the rating agencies’ ratings criteria;

•	changes in inflation and interest rates;

•	our ability to recover the costs of natural gas purchased for our customers;

•	impact of potential impairment charges;

•	volatility and changes in markets for natural gas;

•	possible loss of LDC franchises or other adverse effects caused by the actions of municipalities;

•	payment and performance by counterparties and customers as contracted and when due;

•	changes in existing or the addition of new environmental, safety, tax and other laws to which we and our subsidiaries are subject;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

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ONE Gas Announces Fourth-quarter And Full-year 2017 Financial Results

February 21, 2018

•	advances in technology;

•	population growth rates and changes in the demographic patterns of the markets we serve;

•	acts of nature and the potential effects of threatened or actual terrorism, including cyber attacks or breaches of technology systems and war;

•	the sufficiency of insurance coverage to cover losses;

•	the effects of our strategies to reduce tax payments;

•	the effects of litigation and regulatory investigations, proceedings, including our rate cases, or inquiries and the requirements of our regulators as a result of the Tax Cuts and Jobs Act of 2017;

•	changes in accounting standards;

•	changes in corporate governance standards;

•	discovery of material weaknesses in our internal controls;

•	our ability to attract and retain talented employees, management and directors;

•	declines in the discount rates on, declines in the market value of the debt and equity securities of, and increases in funding requirements for, our defined benefit plans;

•
the ability to successfully complete merger, acquisition or divestiture plans, regulatory or other limitations imposed as a result of a merger, acquisition or divestiture, and the success of the business following a merger, acquisition or divestiture;

•
the final resolutions or outcomes with respect to our contingent and other corporate liabilities related to the natural gas distribution business and any related actions for indemnification made pursuant to the Separation and Distribution Agreement with ONEOK; and

•	the costs associated with increased regulation and enhanced disclosure and corporate governance requirements pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Item 1A, Risk Factors, in our Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.
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ONE Gas Announces Fourth-quarter And Full-year 2017 Financial Results

February 21, 2018

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2017	2016	2017	2016
	(Thousands of dollars, except per share amounts)

Revenues	$462,394	$440,753	$1,539,633	$1,427,232
Cost of natural gas	210,006	197,358	614,501	541,797
Net margin	252,388	243,395	925,132	885,435
Operating expenses
Operations and maintenance	110,573	114,490	416,542	417,142
Depreciation and amortization	38,596	37,339	151,889	143,829
General taxes	13,707	13,033	57,225	55,344
Total operating expenses	162,876	164,862	625,656	616,315
Operating income	89,512	78,533	299,476	269,120
Other income	1,054	102	4,217	1,447
Other expense	(244)	(364)	(1,490)	(1,490)
Interest expense, net	(11,784)	(11,235)	(46,065)	(43,739)
Income before income taxes	78,538	67,036	256,138	225,338
Income taxes	(31,419)	(24,722)	(93,143)	(85,243)
Net income	$47,119	$42,314	$162,995	$140,095

Earnings per share
Basic	$0.90	$0.81	$3.10	$2.67
Diluted	$0.89	$0.80	$3.08	$2.65

Average shares (thousands)
Basic	52,490	52,455	52,527	52,453
Diluted	52,965	52,967	52,979	52,963
Dividends declared per share of stock	$0.42	$0.35	$1.68	$1.40

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ONE Gas Announces Fourth-quarter And Full-year 2017 Financial Results

February 21, 2018

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Unaudited)	2017	2016
Assets	(Thousands of dollars)
Property, plant and equipment
Property, plant and equipment	$5,713,912	$5,404,168
Accumulated depreciation and amortization	1,706,327	1,672,548
Net property, plant and equipment	4,007,585	3,731,620
Current assets
Cash and cash equivalents	14,413	14,663
Accounts receivable, net	298,768	290,944
Materials and supplies	39,672	34,084
Natural gas in storage	130,154	125,432
Regulatory assets	88,180	83,146
Other current assets	17,807	20,654
Total current assets	588,994	568,923
Goodwill and other assets
Regulatory assets	405,189	440,522
Goodwill	157,953	157,953
Other assets	47,157	43,773
Total goodwill and other assets	610,299	642,248
Total assets	$5,206,878	$4,942,791

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ONE Gas Announces Fourth-quarter And Full-year 2017 Financial Results

February 21, 2018

ONE Gas, Inc.
CONSOLIDATED BALANCE SHEETS
(Continued)
	December 31,	December 31,
(Unaudited)	2017	2016
Equity and Liabilities	(Thousands of dollars)
Equity and long-term debt
Common stock, $0.01 par value: authorized 250,000,000 shares; issued 52,598,005 shares and outstanding 52,312,516 shares at December 31, 2017; issued 52,598,005 shares and outstanding 52,283,260 shares at December 31, 2016	$526	$526
Paid-in capital	1,737,551	1,749,574
Retained earnings	246,121	161,021
Accumulated other comprehensive income (loss)	(5,493)	(4,715)
Treasury stock, at cost: 285,489 shares at December 31, 2017 and 314,745 shares at December 31, 2016	(18,496)	(18,126)
Total equity	1,960,209	1,888,280
Long-term debt, excluding current maturities, and net of issuance costs of $8,033 and $8,851, respectively	1,193,257	1,192,446
Total equity and long-term debt	3,153,466	3,080,726
Current liabilities
Notes payable	357,215	145,000
Accounts payable	143,681	131,988
Accrued interest	18,776	18,854
Accrued taxes other than income	41,324	42,571
Accrued liabilities	30,058	22,931
Customer deposits	60,811	61,209
Other current liabilities	21,465	21,380
Total current liabilities	673,330	443,933
Deferred credits and other liabilities
Deferred income taxes	599,945	1,038,568
Regulatory liabilities	519,421	—
Employee benefit obligations	172,938	303,507
Other deferred credits	87,778	76,057
Total deferred credits and other liabilities	1,380,082	1,418,132
Commitments and contingencies
Total liabilities and equity	$5,206,878	$4,942,791

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ONE Gas Announces Fourth-quarter And Full-year 2017 Financial Results

February 21, 2018

ONE Gas, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
(Unaudited)	2017	2016
	(Thousands of dollars)
Operating activities
Net income	$162,995	$140,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	151,889	143,829
Deferred income taxes	92,393	86,788
Share-based compensation expense	8,876	11,219
Provision for doubtful accounts	7,323	5,427
Changes in assets and liabilities:
Accounts receivable	(15,147)	(80,028)
Materials and supplies	(5,588)	(759)
Income tax receivable	—	37,480
Natural gas in storage	(4,722)	16,721
Asset removal costs	(52,376)	(53,430)
Accounts payable	1,945	27,596
Accrued interest	(78)	(19)
Accrued taxes other than income	(1,247)	5,322
Accrued liabilities	7,127	(8,539)
Customer deposits	(398)	884
Regulatory assets and liabilities	29,250	(49,472)
Employee benefit obligation	(118,095)	(25,666)
Other assets and liabilities	(10,347)	33,141
Cash provided by operating activities	253,800	290,589
Investing activities
Capital expenditures	(356,361)	(309,071)
Other	618	492
Cash used in investing activities	(355,743)	(308,579)
Financing activities
Borrowings (repayment) on notes payable, net	212,215	132,500
Repurchase of common stock	(17,512)	(24,066)
Issuance of common stock	4,457	4,017
Dividends paid	(87,951)	(73,209)
Tax withholdings related to net share settlements of stock compensation	(9,516)	(9,022)
Cash provided by financing activities	101,693	30,220
Change in cash and cash equivalents	(250)	12,230
Cash and cash equivalents at beginning of period	14,663	2,433
Cash and cash equivalents at end of period	$14,413	$14,663
Supplemental cash flow information:
Cash paid for interest, net of amounts capitalized	$44,436	$42,129
Cash received for income taxes, net	$(1,389)	$(35,702)

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ONE Gas Announces Fourth-quarter And Full-year 2017 Financial Results

February 21, 2018

ONE Gas, Inc.
INFORMATION AT A GLANCE
	Three Months Ended		Years Ended
	December 31,		December 31,
(Unaudited)	2017	2016	2017	2016
	(Millions of dollars, except as noted)
Financial
Net margin	$252.4	$243.4	$925.1	$885.4
Operating costs	$124.3	$127.6	$473.7	$472.5
Depreciation and amortization	$38.6	$37.3	$151.9	$143.8
Operating income	$89.5	$78.5	$299.5	$269.1
Capital expenditures	$107.3	$77.7	$356.4	$309.0

Net margin on natural gas sales	$217.2	$209.8	$794.6	$758.3
Transportation revenues	$27.8	$25.9	$100.9	$98.1
Net margin, excluding other revenues	$245.0	$235.7	$895.5	$856.4

Volumes (Bcf)
Natural gas sales
Residential	36.4	34.3	99.9	102.0
Commercial and industrial	10.5	10.1	32.2	32.3
Wholesale and public authority	0.7	0.9	1.9	2.4
Total sales volumes delivered	47.6	45.3	134.0	136.6
Transportation	53.0	53.3	209.6	208.1
Total volumes delivered	100.6	98.5	343.6	344.8

Average number of customers (in thousands)
Residential	1,989	1,975	1,993	1,980
Commercial and industrial	156	156	158	157
Wholesale and public authority	4	3	3	3
Transportation	12	12	12	12
Total customers	2,161	2,146	2,166	2,152

Heating Degree Days
Actual degree days	3,604	3,208	8,184	8,314
Normal degree days	3,927	3,954	9,938	9,909
Percent colder (warmer) than normal weather	(8.2)%	(18.9)%	(17.6)%	(16.1)%

Statistics by State
Oklahoma
Average number of customers (in thousands)	871	863	871	865
Actual degree days	1,272	1,113	2,849	2,843
Normal degree days	1,296	1,296	3,264	3,264
Percent colder (warmer) than normal weather	(1.9)%	(14.1)%	(12.7)%	(12.9)%

Kansas
Average number of customers (in thousands)	635	634	638	637
Actual degree days	1,744	1,557	4,088	4,016
Normal degree days	1,909	1,895	4,889	4,860
Percent colder (warmer) than normal weather	(8.6)%	(17.8)%	(16.4)%	(17.4)%

Texas
Average number of customers (in thousands)	655	649	657	650
Actual degree days	588	538	1,247	1,455
Normal degree days	722	763	1,785	1,785
Percent colder (warmer) than normal weather	(18.6)%	(29.5)%	(30.1)%	(18.5)%